CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated December 21, 2012, accompanying the financial statements of Long-Term Investment Grade Trust, Series 38 (included in Van Kampen Unit Trusts, Taxable Income Series 144) as of August 31, 2012, and for each of the three years in the period ended August 31, 2012 and the financial highlights for the period from September 11, 2008 (date of deposit) through August 31, 2009 and for each of the three years in the period ended August 31, 2012, contained in this Post-Effective Amendment No. 4 to Form S-6 (File No. 333-152111) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
December 21, 2012